As filed with the Securities and Exchange Commission on September 14, 2009.

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TELKONET, INC
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20374 SENECA MEADOWS PARKWAY	20876
(Address of Principal Executive Offices)	(Zip Code)

TELKONET, INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
(Full Title of the Plan)

Jason L. Tienor
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address of Agent for Service)

(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per Share	11,000,000 (2)	$1.47(3)	$12,058,957.38	$672.89

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
This Registration Statement covers 11,000,000 additional shares of common stock of Telkonet, Inc., a Delaware corporation (the "Company"), $0.001 par value per share (the "Common Stock"), being registered hereby for issuance pursuant to the Telkonet, Inc. Amended and Restated Stock Incentive Plan (the "Plan") by virtue of an amendment to the Plan on June 23, 2003, increasing the number of shares issuable under the Plan from 7,000,000 to a total of 15,000,000 and an amendment to the Plan on October 24, 2006, increasing the number of shares issuable under the Plan from 15,000,000 to a total of 18,000,000.

(3)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee with respect to 7,296,358 shares is based on $1.47 per share, the average price at which these options may be exercised and the fee with respect to 3,703,642 shares is based on $0.36 per share, the average of the high and low sale prices of the Registrant’s Common Stock on September 10, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission, are incorporated herein by reference and shall be deemed a part hereof:

(a)	Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on April 1, 2009;

(b)	Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, filed with the Commission on May 14, 2009 and August 14, 2009, respectively;

(c)	Current reports on Form 8-K filed with the Commission on February 26, 2009, April 3, 2009, April 28, 2009, May 15, 2009, May 21, 2009, August 17, 2009, and September 2, 2009;

(d)	The description of Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 10-SB filed with the Commission on September 13, 1999.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of the Registrant if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

The Utah Business Corporation Act also permits the Registrant to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of the Registrant. The Registrant’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of the Registrant’s directors and for the indemnification by the Registrant of each director and officer of the Registrant, in each case, to the fullest extent permitted by applicable law. The Registrant purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power or the obligation to indemnify him or her against such liability under the provisions of the Registrant’s amended and restated articles of incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

Exhibit Number	Description of Exhibit
4.1	Telkonet, Inc. Amended and Restated Stock Incentive Plan (filed herewith)
5	Opinion of Baker & Hostetler LLP as to legality of the Common Stock being registered
23.1	Consent of RBSM LLP
23.2	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)
24	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on this 14 day of September, 2009.

Telkonet, Inc. By: /s/ Jason L. Tienor Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason L. Tienor his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post- effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on  September 14, 2009 by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Jason L. Tienor Jason L. Tienor	Chief Executive Officer (principal executive officer)	September 14, 2009

/s/ Richard J. Leimbach Richard J. Leimbach	Chief Financial Officer (principal financial officer, principal accounting officer)	September 14, 2009

/s/ Warren V. Musser Warren V. Musser	Chairman of the Board of Directors	September 14, 2009

/s/ Thomas M. Hall Thomas M. Hall	Director	September 14, 2009

/s/ Thomas C. Lynch Thomas C. Lynch	Director	September 14, 2009

/s/ Seth D. Blumenfeld Seth Blumenfeld	Director	September 14, 2009

/s/ Anthony J. Paoni Anthony J. Paoni	Director	September 14, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Telkonet, Inc. Amended and Restated Stock Incentive Plan (filed herewith)
5	Opinion of Baker & Hostetler LLP as to legality of the Common Stock being registered
23.1	Consent of RBSM LLP
23.2	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)
24	Powers of Attorney (included on signature page)